EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cassco Ice and Cold Storage, Inc.:

     We consent to the inclusion of our report dated July 24, 1998, with respect to the balance sheets of Cassco Ice and Cold Storage, Inc. as of June 27, 1998 and June 28, 1997 and the related statements of earnings, shareholders' equity, and cash flows for the years then ended, which report appears in the Form S-1 of Packaged Ice, Inc. dated August 4, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG PEAT MARWICK LLP
Richmond, Virginia
August 4, 1998